EXHIBIT 10.61

BUSINESS CONSULTANT AGREEMENT

This Agreement dated the 1st day of July, 2006 (the “Effective Date”) is made by and between CCI TELECOM, INC., a Nevada corporation, (the “Company”), Charys Holding Company, Inc., as to Section 5 and MICHAEL J. NOVAK whose address 22374 Fossil Ridge, San Antonio, Texas 78261 (the “Consultant”),

1.             Consulting Services.  Consultant agrees to provide the Company and the Company agrees to obtain from Consultant the following services in accordance with the terms and conditions set forth in this Agreement; (i) to be generally available and to use his best efforts to provide consultation, advice and support services with respect to any and all matters related to the Company’s business and the scope of Consultant’s responsibilities while employed by the Company (the “Services”) and in addition to specifically use his best efforts to identify new business opportunities for the Company such as but not limited to new contract opportunities in its core business and acquisitions (“New Business”).  Consultant shall report directly to the Chief Executive Officer of the Company.

2.             Terms of the Agreement.  This Agreement shall be effective on the Effective Date and shall continue for a period of one year, unless mutually extended in writing by the parties or terminated earlier as set forth in this paragraph.  This Agreement may be terminated, (i) by mutual agreement of the parties; or (ii) in the event either party materially breaches any of the covenants in this Agreement, the non-breaching party may terminate this Agreement by supplying such breaching party with fifteen (15) days written notice or (iii) by Consultant at any time without cause upon not less than Thirty Days (30) prior written notice; (iv) by the Company in the event Consultant becomes employed during the term hereof.  It is understood and agreed that the consultant will be self employed or otherwise employed by his own entities.

3.             Time Devoted by Consultant.  Consultant shall devote such time and effort as is reasonably necessary to achieve the purposes hereof in his reasonable discretion.

4.             Place Where Services Will Be Rendered.  The Consultant will perform the Services in accordance with this Agreement at his home or other office obtained by him at his sole cost and expense.  In addition, at the Company convenience, the Consultant will perform services by phone or by any other mean requested by the Company.  The Company shall not provide the Consultant an office, cell phone, computer, printer or any other support services, supplies or equipment in connection with services to be provided as set forth herein.

5.             Payment to Consultant.  Consultant shall be paid as follows:

a.             The Cash Compensation and Stock provided in Separation and Release Agreement entered into between the Parties hereto on even date herewith.

b.             Incentive Fee.  In the event the Consultant introduces an opportunity which ultimately causes the Company to close upon the purchase of the equity or substantially all of the assets of an entity whose principal business is within the scope of the Charys Holding Company, Inc. business plan [“Industry Acquisition”], or if the Consultant causes the Company or a Company Subsidiary to enter into a new contract for new business [“Industry Contract”] Consultant shall be entitled to receive an Incentive Fee equal to 2.5% of the Purchase Price for an Industry Acquisition, or 2.5% of the annual revenues of the Industry Contract for the initial term of the Industry Contract, paid monthly, provided that (i) Consultant is not in default of any obligation under this Agreement or the Separation and Release Agreement of even date herewith, (ii) the Industry Acquisition or Industry Contract is closed during the term of this Agreement and (iii) the Industry Acquisition or Industry Contract is first brought to the attention of the company by Consultant.  The Incentive Bonus will be paid in cash within 30 days of closing.

c.             Restrictions on Transfer.  The Consultant understands and agrees that the following restrictions and limitations are applicable to the shares of Charys Common Stock issued to the Consultant hereunder:

The shares shall not be sold, pledged, hypothecated or otherwise transferred unless the shares are registered under the Securities Act of 1933, as amended, and the securities laws of any state or foreign jurisdiction, or are exempt therefrom; A legend in substantially the following form has been or will be placed on any certificate or other document evidencing the shares:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE.  WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAW OF ANY STATE, OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

d.             Stop transfer instructions to the transfer agent of the shares have been or will be placed with respect to the shares so as to restrict the resale, pledge, hypothecation or other transfer thereof, subject to the further items hereof, including the provisions of the legend set forth in subparagraph (b) above; and

e.             The legend and stop transfer instructions described in subparagraphs (b) and (c) above will be placed with respect to any new certificate or other document issued upon presentment by the Consultant of certificates or other documents for transfer.

6.             Independent Contractor.  Both the Company, and consultant agree that the Consultant will act as an independent contractor in the performance of his/her duties under this Agreement.  Accordingly, Consultant shall be responsible for payment of all taxes including federal, state and local taxes arising out of the Services, including by way of illustration but not limitation, payroll taxes, federal and state income tax, Social Security tax, unemployment insurance and disability taxes, and any other taxes or business licenses required whether federal, state or local in nature.

7.             Confidential Information.  The parties agree to hold each other’s Proprietary or Confidential Information in strict confidence.  The parties agree not to make each other’s Proprietary or Confidential Information available in any form to any third party or to use each other’s Proprietary or Confidential Information for any purpose other than as specified in this Agreement.  Each party agrees to take all reasonable steps to ensure that Proprietary or Confidential Information of either party is not disclosed or distributed by its employees, agents or consultants in violation of the provisions of this Agreement.  All Creative Works that are first created and prepared by Consultant under this Agreement that are encompassed by the definition of a “work made for hire” under 17 U.S.C. §101 of the U.S. Copyright Act of 1967 will be considered “works made for hire,” and Company will be deemed the sole author and owner of all copyrights in any such works.  With respect to all Creative Works that are first created and prepared by Consultant under this Agreement that are not covered by the definition of a “works made for hire” under 17 U.S.C. §101 of the U.S. Copyright Act of 1976, such that consultant would be regarded as the copyright author and owner, Consultant hereby assigns to Company Consultant’s entire right, title, and interest in and to such works, including all copyrights therein.  Consultant shall execute a Creative Works Agreement attached hereto as Exhibit A and made a part of this Agreement.

8.             Employment of Others.  All Services shall be performed exclusively by Consultant.  The Company may from time to time request that Consultant arrange for the Services of others.  All reasonable costs to Consultant for those services shall be paid by Company.  In no event shall Consultant employ others for the Services without the prior written authorization of the Company.  Upon termination of this Agreement, Consultant shall not hire any employee of Company without receiving prior written permission from Company for a period of one (1) year from the date of termination of this Agreement.

9.             Indemnification.  If a court or administrative agency determines that Consultant is an employee of Company, Consultant shall indemnify and hold Company harmless and shall pay all of Company’s related fines, damages, assessments, benefits and reasonable attorney’s fees incurred by the Company with such motive.

10.           Governing Law.  This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws of the State of Texas.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement.  A failure of either Consultant or the Company to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or the Company to enforce each and every such provision.  Company and Consultant shall waive trial by jury in any action, proceeding or counterclaim brought by one against the other, or any matters arising out of or in any way connected with this Agreement, the relationship of Company and Consultant, Consultant’s use or occupancy of Company’s office or any claim of injury or damage.  In the event either party files suit to enforce any of the terms hereof, the prevailing party shall be entitled to an award of reasonable legal fees and costs and venue for any such action shall be exclusively in San Antonio Texas.

11.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same Agreement.

12.           Assignment.  This Agreement may not be assigned without the prior written consent of Company or Consultant.

13.           Survival.  The provisions of Section 7, 8, 9 and 10 shall survive termination or expiration of the Agreement.

IN WITNESS WHEREOF, the parties hereto caused their duly authorized officers and person to execute this Agreement as of the date set forth above.

CCI TELECOM INC., a Nevada corporation (“Company”)

By:	/s/ Billy V. Ray, Jr.
Name: Billy V. Ray, Jr.
Title: Chairman

Michael Novak (“Consultant”)

By:	/s/ Michael Novak
Name: Michael Novak

Exhibit A

CONFIRMATION OF OWNERSHIP OF CREATIVE WORKS

This Agreement is entered into by and between CCI TELECOM INC., a Nevada corporation (“Company”) and the individual identified on the last page of this Agreement (“Consultant”).  For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by Consultant, the parties have entered into this Agreement to confirm and memorialize their understanding regarding ownership of the Creative Works (as defined below).  All such Creative Works shall be the sole and exclusive property of Company.

“Creative Works” - Defined.

“Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming, scripts, applets, or other proprietary information and related improvements and devices, which were conceived, developed, or made by consultant, either alone or with others, in whole or in part, on or off Company’s premises, (i) during Consultant’s work with Company, (ii) with the use of the time, materials, or facilities of Company, (iii) relating to any product, service or activity of Company of which Consultant has knowledge, or (iv) suggested by or resulting from any work performed by Consultant for Company.  Creative Works do not include inventions or other works developed by Consultant entirely on his or her own time without using Company’s equipment, supplies, facilities, or trade secret information except for those inventions or works that either:  (a) relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or (b) result from any work performed by Consultant for Company.

Ownership of Creative Works.

1.1           Copyrights.

In addition to the rights granted by Consultant to Company elsewhere in this Agreement, the following interests in copyright shall vest in Company:

(i)  All Creative Works that are first created and prepared by Consultant under this Agreement that are encompassed by the definition of a “work made for hire” under 17 U.S.C. §101 of the U.S. Copyright Act of 1976 will be considered “works made for hire,” and Company will be deemed the sole author and owner of all copyrights in any such works.

(ii)  With respect to all Creative Works that are first created and prepared by Consultant under this Agreement that are not covered by the definition of a “works made for hire” under 17 U.S.C. §101 of the U.S. Copyright Act of 1976, such that Consultant would be regarded as the copyright author and owner, Consultant hereby assigns to Company Consultant’s entire right, title and interest in and to such works, including all copyrights therein.

1.2           Other Proprietary Rights.

In addition to the rights granted by Consultant to Company elsewhere in this Agreement, Consultant agrees to assign and hereby does assign and transfer to Company, and agrees that Company shall be the sole owner of all Creative Works, including all patent rights therein.  Company shall have the right to use all Creative Works, whether original or derivative, in any manner whatsoever.  Consultant agrees to disclose promptly and in writing to Company all Creative Works to which Company is or may arguably be entitled as provided in this Agreement.

1.3           Effectuating Company’s Rights.

Consultant agrees that during his/her period of work with Company and at any time thereafter, to execute any written documents necessary to effectuate the assignment to Company of any and all Creative Works to which Company is entitled as provided in this Agreement, and will execute all papers and perform any other lawful acts requested by Company for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works, and will execute all papers and perform any other lawful acts necessary to vest title in Company to the Creative Works, including, but not limited to, trademarks, copyrights, and patents thereto.  Consultant agrees that he or she will not be entitled to any compensation in addition to the salary provided for his or her consulting services for providing any of the services in this Section, but Consultant shall be reimbursed for actual expenses incurred in rendering the services.

1.4           Severability.

If any provision of this Agreement is found to be invalid or unenforceable by any court, that provision shall be ineffective only to the extent that it is in contravention of applicable laws without invalidating the remaining provisions of the Agreement.

IN WITNESS WHEREOF, Consultant has executed this Agreement to become effective as of the date set forth below.

Consultant Name: Michael J. Novak

Signature:	/s/ Michael J. Novak
Date:	6/20/06